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                                                                    EXHIBIT 10.3

                     TAX INDEMNITY AND ALLOCATION AGREEMENT


         TAX INDEMNITY AND ALLOCATION AGREEMENT ("AGREEMENT") dated as of December 15, 1999, by and among Pacific USA Holdings Corp., a Texas corporation ("PACIFIC USA"), Pacific Realty Group, Inc., a Nevada corporation
("STOCKHOLDER"), Newmark Homes Corp., a Nevada corporation ("COMPANY") and Technical Olympic USA, Inc., a Delaware corporation ("PARENT").

                                    RECITALS

         A. Pacific USA owns all of the issued and outstanding stock of the Stockholder; Stockholder owns stock of the Company representing 80% or more of the issued and outstanding Shares ("STOCKHOLDER SHARES") of the Company; and the Company owns various Subsidiaries ("COMPANY SUBSIDIARIES") included in the Affiliated Group filing a consolidated Federal income tax return with the Stockholders and the Company.

         B. Under a Stock Purchase Agreement (including the exhibits, schedules and Company Disclosure Letter attached thereto or referenced therein) dated as of November 24, 1999 by and among the parties to this Agreement ("ACQUISITION AGREEMENT"), 9,200,000 of the Stockholder Shares ("PURCHASED SHARES") will be acquired by the Parent ("ACQUISITION").

         C. The execution and delivery of this Agreement by the parties hereto is a condition to the obligation of the parties to the Agreement to consummate the Acquisition.

         NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Acquisition Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

                  "ACQUISITION" is defined in Recital C. above.

                  "ACQUISITION AGREEMENT" is defined in Recital C. above.

                  "AFFILIATED GROUP" means any affiliated group within the meaning of Code 1504(a).

                  "AFTER-TAX BASIS" shall mean the amount sufficient to hold the recipient and any member of its Affiliated Group harmless from (i) all Taxes payable or deemed payable with respect to such payment and (ii) any other Taxes actually required to be paid with respect to the receipt or accrual of such payment, in each case after taking into account any deductions



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to which the recipient and any member of its Affiliated Group is entitled as a result of the payment of such Taxes.

                  "AGREEMENT" is defined in the introductory paragraph of this Agreement.

                  "CLAIMANT" is defined in Section 4.4(a) below.

                  "CODE" means the Internal Revenue Code of 1986, as amended (or any successor thereto).

                  "COMPANIES" means the Company and each Company Subsidiary.

                  "COMPANY" is defined in the introductory paragraph to this Agreement.

                  "COMPANY SUBSIDIARIES" is defined in Recital A. above and a "COMPANY SUBSIDIARY" means one of the Company Subsidiaries.

                  "FINAL DETERMINATION" with respect to an Indemnity Amount shall mean (a) a final decision with respect to the proposed adjustment by an IRS appeals officer, as evidenced by the issuance of a 90-day letter, IRS Form 870-AD or like notice, unless judicial proceedings are initiated, (b) a final non-appealable decision with respect to the proposed adjustment by a court of competent jurisdiction, or (c) the settlement of the proposed adjustment with the consent of the Indemnifying Party and the Claimant.

                  "INDEMNIFYING PARTY" is defined in Section 4.4(a) below.

                  "INDEMNITY AMOUNT" means an amount equal to one hundred percent (100%) of a claim for indemnification under this Agreement computed on an After-Tax Basis.

                  "INDEPENDENT PUBLIC ACCOUNTANTS" means a firm of independent nationally recognized accountants mutually selected by Parent and Pacific USA.

                  "IRS" means the Internal Revenue Service and any successor federal agency.

                  "PACIFIC USA" is defined in the introductory paragraph to this Agreement.

                  "PACIFIC USA GROUP" means the Affiliated Group which includes the Stockholders and the Companies.

                  "PARENT" is defined in the introductory paragraph to this Agreement.

                  "PRE-ACQUISITION TAXABLE PERIOD" means all or a portion of (i) any taxable period up to and including the Closing Date, or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of any of the Companies arising on or before the Closing Date.



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                  "POST-ACQUISITION TAXABLE PERIOD" means all or a portion of
(i) any taxable period after the Closing Date or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Company or a Subsidiary arising after the Closing Date.

                  "PROCEEDING" is defined in Section 4.3(b) below.

                  "PURCHASED SHARES" is defined in Recital C. above.

                  "RULING" means a formal ruling, a determination letter, a change in method of accounting letter or any similar announcement issued by the IRS.

                  "SHARES" means all of the issued and outstanding stock of the Company.

                  "STOCKHOLDER" is defined in the introductory paragraph to this Agreement.

                  "STOCKHOLDERS" means the Stockholder and Pacific USA.

                  "STOCKHOLDER SHARES" is defined in Recital A. above.

                  "SUBSIDIARY" OR "SUBSIDIARIES" means, with respect to any other corporation, any corporation of which such corporation (either alone or through or together with any other entity), owns, directly or indirectly, sufficient stock to cause the corporations to be in the same Affiliated Group.

                  "TAX" OR "TAXES" means any Tax or Taxes as defined in the Acquisition Agreement other than Property Taxes.

                  "TAX ALLOCATION AGREEMENT" means the Tax Allocation Agreement dated April 28, 1992, by and among Pacific USA, Pacific American Homes, Inc., Lifescape Development Corporation, Pacific Southwest Bank, F.S.B. and others as amended by Amendment No. 1 dated January 27, 1998.

                  "TAX DISCLOSURE LETTER" means the disclosure letter delivered by or on behalf of Pacific USA or Stockholder to the Parent at or prior to execution of this Agreement.

                  "TAX ITEMS" is defined in Section 3.2(a) below.

                  "TAX LIABILITY ISSUE" is defined in Section 4.3(a) below.

                  "TAX RETURN" OR "TAX RETURNS" means any Federal or state income tax return, (including any schedule or attachment thereto) and any amendment thereof required to be filed with IRS in connection with any Tax.

                  "TREASURY REGULATION" OR "TREASURY REGULATIONS" means any regulation promulgated under the Code including any amendments or any substitute or successor provisions thereto.



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                                   ARTICLE II

                                    COVENANTS

         2.1 PREPARATION AND FILING OF TAX RETURNS: PAYMENT OF TAXES. Stockholders (with respect to the Companies) and the Companies shall prepare and file on or before the due date therefor (taking into account properly and timely granted extensions), all Tax Returns required to be filed by the Stockholders (with respect to the Companies) and the Companies (except for any Tax Return for which an extension has been properly and timely granted) on or before the Closing Date, and shall pay, or cause the Companies to pay, all Taxes (including estimated Taxes) due at such time on such Tax Returns (or due with respect to Tax Returns for which an extension has been properly and timely granted) or which are otherwise required to be paid prior to or during such period. As to all Tax Returns prepared and filed pursuant to this Section 2.1, the Parent shall cause the Companies to execute such Tax Returns if filed after the Closing Date.

         2.2. NOTIFICATION OF TAX PROCEEDINGS. Between the date hereof and the Closing Date, to the extent the Stockholders or the Companies have actual knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Stockholders (with respect to the Companies) or of any of the Companies, the Stockholders shall provide prompt notice to the Parent of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax Authority with respect to such matter.

         2.3. TAX ELECTIONS, WAIVERS AND SETTLEMENTS. The Stockholders (with respect to the Companies) and the Companies shall not take any of the following actions after the date hereof without the prior written consent of Parent, which shall not be unreasonably withheld or delayed:

                  (a) make, revoke or amend any Tax election which materially affects the Tax obligation of the Companies other than as necessary to prepare and file a Tax Return;

                  (b) execute any waiver of restrictions on assessment or collection of any material Tax (other than waivers relating to extensions); or

                  (c) enter into or amend any agreement or settlement with the IRS or any state Tax Authority responsible for the administration of any Tax which materially affects the Tax obligation of the Companies.

         2.4. TERMINATION OF EXISTING TAX SHARING AGREEMENTS. All tax sharing agreements or similar arrangements with respect to or involving the Companies (including, for example, the Tax Allocation Agreement) shall be terminated with respect to the Companies after the Closing Date and, after the Closing Date, neither the Stockholders and their Affiliates, on the one hand, nor the Companies, on the other hand, shall be bound thereby or have any liability thereunder to the other party for amounts due in respect of periods after the Closing Date. Notwithstanding the foregoing,



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however, the Companies shall remain subject to the Tax Allocation Agreement for the taxable period in which the Closing Date occurs such that the Companies remain obligated and will promptly pay to the Stockholders when calculated an amount equal to the excess of 35% of their taxable income (excluding the taxable income resulting from the Section 338(h)(10) Elections) included in the Federal consolidated income Tax Return with the Stockholders for such period over the amounts paid to the Stockholders with respect to such period by the Companies prior to the Closing Date.

                                   ARTICLE III

                            TAX ELECTIONS AND RETURNS

         3.1 SECTION 338(H)(10) ELECTIONS. Pacific USA as the common parent of the affiliated group of corporations filing a consolidated federal income Tax Return which includes the Company and the Subsidiaries (the "SELLER GROUP") and Parent agree that they will join together in making a timely, irrevocable and effective election under section 338(h)(10) of the Code and a similar election under any applicable state income tax law (collectively, the "SECTION 338(H)(10) ELECTIONS") with respect to Parent's purchase of the Shares. To facilitate such election, within 180 days after the Closing Date, Parent shall prepare and deliver to Pacific USA for its review and approval (which approval shall not be unreasonably withheld) an Internal Revenue Service Form 8023 and any similar forms under applicable state income tax law (the "FORMS") with respect to Parent's purchase of the Shares. Parent and Pacific USA shall then cooperate to cause the Forms to be completed and executed by authorized persons for Parent and Pacific USA. Parent shall duly and timely file the Forms as prescribed by Treasury Regulation 1.338(h)(10)-1 or the corresponding provisions of applicable state income Tax law and shall provide a copy of the executed Forms and any accompanying schedules to Pacific USA when filed.

         3.2 PREPARATION AND FILING OF TAX RETURNS.

                  (a) With respect to each Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date for, by or with respect to any of the Companies (other than the Tax Returns described in paragraph (c) of this Section 3.2), Stockholders shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively "TAX ITEMS") required to be included therein, and shall deliver the original of such Tax Return to Parent at least 30 days prior to the due date (including extensions) of such Tax Return. Stockholders shall pay to Parent the amount of Tax shown on each such Tax Return (to the extent it has not been previously paid or accrued in the financial statements contained in the most recently filed Company Reports) not less than 5 days prior to the due date of such Tax Return. Parent shall cause such Tax Return to be filed timely with the appropriate Taxing Authority and to pay the amount of Taxes shown to be due on such Tax Return. Parent shall cause to be prepared and timely filed all Tax Returns for any taxable period beginning after the Closing Date and shall pay all Taxes required to be shown thereon.

                  (b) With respect to each Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date by or with respect to any of the Companies (other than the Tax Returns described in paragraph (c) of this Section 3.2), Parent



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         shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. Parent shall determine in good faith (by an interim closing of the books as of the Closing Date except for ad valorem Taxes and franchise Taxes based on capital which shall be prorated on a daily basis) the portion, if any, of the Tax due with respect to the period covered by such Tax Return which is attributable to any of the Companies for a Pre-Acquisition Taxable Period. At least 30 days prior to the due date (including extensions) of such Tax Return, Parent shall deliver to Stockholders for their review and approval (which shall not be unreasonably withheld) a copy of such Tax Return and of its determinations. Upon approval, Stockholders shall pay to Parent the portion of the Taxes attributable to the Pre-Acquisition Taxable Period (which has not been previously paid or accrued in the financial statements contained in the most recently filed Company Reports) not less than 5 days prior to the due date of such Tax Return. Parent shall cause the Tax Return to be filed timely with the appropriate Taxing Authority and to pay timely the amount of Taxes shown to be due on such Tax Return.

                  (c) Stockholders shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Pacific USA Group for all periods ending on or before or which include the Closing Date, all Tax Items of the Companies which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns.

                  (d) Any Tax Return to be prepared pursuant to the provisions of this Section 3.2 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law.

         3.3 REFUNDS OF TAXES, AMENDED RETURNS, AND CARRYOVERS.

                  (a) If the Parent or the Companies receive a Tax refund with respect to Taxes attributable to a Pre-Acquisition Taxable Period, Parent and/or the Companies, as applicable, will pay, within the fifteen (15) days following the receipt of such Tax refund, the amount of such Tax refund to Pacific USA. If the Stockholders or their Affiliates receive a Tax refund of Taxes attributable to any Post-Acquisition Taxable Period, within fifteen (15) days following the receipt of such Tax refund, the Stockholders and/or their Affiliates, as applicable, will pay the amount of such Tax refund to the Parent.

                  (b) Any amended Tax Return or claim for Tax refund for any taxable period ending on or before the Closing Date shall be filed, or caused to be filed, only by the Stockholders, which shall not be obligated to make (or cause to be made) such filing. Any amended Tax Return or claim for Tax refund for any taxable period that begins after the Closing Date shall be filed, or caused to be filed, only by the Parent, which shall not be obligated to make (or cause to be made) such filing. Any amended Tax Return or claim for Tax refund for any taxable period that begins before and ends after the Closing Date shall be filed, or caused to be filed, only with the mutual consent of the Parent and Pacific USA.



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                                   ARTICLE IV

                 STOCKHOLDERS' TAX INDEMNIFICATION; TAX CONTESTS

         4.1. INDEMNIFICATION BY STOCKHOLDERS. From and after the Closing Date, each of the Stockholders on a joint and several basis shall protect, defend, indemnify and hold harmless Parent, its Affiliates and the Companies from any and all Taxes (including, without limitation, any obligation to contribute to the payment of any Taxes determined on a consolidated basis with respect to a group of entities that includes or included any of the Companies, the Stockholders and/or other Affiliates of the Stockholders) and all costs and expenses (including, without limitation, litigation costs and reasonable attorneys' and accountants' fees and disbursements) incurred as a result of: (i) any Taxes of the Companies attributable to any Pre-Acquisition Taxable Period (other than Taxes which have been previously paid or accrued in the financial statements contained in the most recently filed Company Reports); (ii) any Taxes of any corporation (other than the Companies) that is or was a member of any affiliated group of corporations of which any of the Companies was a member at any time on or prior to the Closing Date; (iii) any Taxes resulting from the
Section 338(h)(10) Elections; and (iv) a breach of the representations relating to Taxes contained in Section 4.9 of the Acquisition Agreement, which representations shall survive Closing until the expiration of the applicable statute of limitations period.

         4.2. INDEMNIFICATION BY PARENT. From and after the Closing Date, Parent shall protect, defend, and indemnify and hold harmless Stockholders and their Affiliates for any Taxes and all costs and expenses (including, without limitation, litigation costs and reasonable attorneys' and accountants' fees and disbursements) incurred as a result of a claim, notice of deficiency, or assessment by, or any obligation owing to, any Tax Authority for any Taxes of the Companies attributable to any Post-Acquisition Taxable Period.

         4.3. CONTEST PROVISIONS.

                  (a) Parent, on the one hand, and the Stockholders, on the other hand, will (A) promptly inform the other of any investigations, audit or other proceedings and use reasonable efforts to keep the other advised as to the status of Tax audits and litigation involving any Taxes that could give rise to a liability under this Agreement or increase the Tax obligation of the other party (a "TAX LIABILITY ISSUE"), (B) promptly furnish to the others copies of any inquiries or requests for information from any Tax Authority concerning any Tax Liability Issue, (C) timely notify the others regarding any proposed written communication (i.e., communications not relating to inquiries or requests for information) to a Tax Authority with respect to such Tax Liability Issue, (D) promptly furnish to the other upon receipt a copy of information or document requests, a notice of proposed adjustment, revenue agent's report or similar report or notice of deficiency together with all relevant documents, Tax Returns and memos related to the foregoing documents, notices or reports, relating to any Tax Liability Issue, (E) give the other and its or their accountants and counsel the reasonable opportunity to review and comment in advance (if reasonably possible) on all written submissions, filings and any other information relevant to any Tax Liability Issue, and (F) consider in good faith any suggestions made by the other and its or their accountants and counsel to submit documentation or attend those portions of any meetings and proceedings that relate to such proposed adjustment; provided, however, that the failure of one party to so notify the other party of any such audit or Tax



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controversy shall not affect the other party's obligations under this Agreement except to the extent such Party can demonstrate that it has been prejudiced or adversely affected thereby. Notwithstanding the foregoing, Parent, on the one hand, and the Stockholders, on the other hand, may make appropriate redactions in the submissions, filings and any other information provided to the other to preserve the confidentiality of such information as to issues that are not Tax Liability Issues.

                  (b) Parent will have full responsibility for and discretion in handling, at Parent's expense, any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction involving the Companies (a "PROCEEDING") as to Taxes of the Companies attributable to Post Acquisition Taxable Periods. The Stockholders will have full responsibility and discretion in handling, at Stockholders' expense, any Proceeding as to any Taxes of the Companies attributable to Pre-Acquisition Taxable Periods. The Stockholders will not settle any such Proceeding in a manner which would adversely affect the Parent or the Companies after the Closing Date without the prior written consent of Parent, which shall not be unreasonably withheld. The Parent and Affiliates will not settle any such Proceeding in a manner which would adversely affect either of the Stockholders or their Affiliates without the prior written consent of the Stockholders, which shall not be unreasonably withheld.

         4.4. CLAIMS FOR, AND PAYMENT OF, INDEMNITY AMOUNT.

                  (a) Whenever any claim is made for indemnification or another obligation under this Agreement, (including obligations pursuant to the Tax Allocation Agreement) the party claiming such indemnification ("CLAIMANT") shall notify the party against whom indemnification is sought ("INDEMNIFYING PARTY") promptly after the Claimant has knowledge of any event which might give rise to a claim for indemnification under this Agreement.

                  (b) The failure by the Claimant to give notice of a claim as required in Section 4.4(a) above or a delay in giving such notice shall not affect the validity or amount of such claim and the indemnification obligations of the Indemnifying Party shall remain in effect as to such claim, except to the extent that the Indemnifying Party can demonstrate that it has been prejudiced or adversely affected thereby.

                  (c) Within five days of any Final Determination of any claim for indemnification under this Agreement, the Claimant shall provide a detailed written notice to the Indemnifying Party explaining and substantiating the calculation of the Indemnity Amount. The Indemnifying Party shall pay the Indemnity Amount to the Claimant on the last to occur of (i) fifteen (15) days after receipt of such notice, (ii) thirty (30) days after any Final Determination or (iii) fifteen (15) days after the final determination of the calculation of the Indemnity Amount owed by the Indemnifying Party to the Claimant under Section 4.4(d) below; provided, such amount is not in dispute and subject to arbitration as provided herein.

                  (d) If the Indemnifying Party shall disagree with the Claimant's calculation of the Indemnity Amount and within ten (10) days after receipt of such calculation requests in writing verification of such amount, such amount shall be verified by a firm of Independent Public Accountants. Within 15 days after the Indemnifying Party's request, the Independent Public



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Accountants either (i) shall confirm the accuracy of the Claimant's computation or (ii) notify the Claimant that such computation is inaccurate. In the case of
(ii) above, the Independent Public Accountants shall recompute the Indemnity Amount in such a manner as shall enable the Independent Public Accountants to confirm its accuracy. The costs of such verification shall be borne by the Indemnifying Party unless such verification shall result in an adjustment in the Indemnifying Party's favor of the Indemnity Amount computed by the Claimant, in which case such costs shall be borne by the Claimant. The Claimant agrees to cooperate with such Independent Public Accountants and, subject to a confidentiality agreement reasonably satisfactory to the Claimant, to supply them with all information reasonably necessary to permit them to accomplish such review and determination. Such information shall be for the confidential use of the Independent Public Accountants and shall not be disclosed to the Indemnifying Party or to any other person. The Indemnifying Party and Claimant agree that the sole responsibility of the Independent Public Accountants shall be to verify the amount of the Indemnity Amount pursuant to this Section 4.4(d) and the matters of interpretation of this Agreement are not within the scope of the Independent Public Accountant's responsibility. If the Claimant and Indemnifying Party still do not agree as to liability (including the amount of liability), the dispute shall be resolved by arbitration pursuant to Section
6.14 if any party requests.

         4.5. SURVIVAL. The representations, warranties, covenants and indemnification obligations arising under this Agreement and in any other certificates or documents delivered in connection with this Agreement shall survive the Closing and Closing Dates and shall continue in full force and effect and shall not terminate until, and no indemnification claims and obligations arising thereto shall survive beyond, ninety (90) days after all applicable statute of limitations (including any waivers or extensions) have expired for such claims not brought prior to such date.

         4.6. OFFSET. If any party for any reason fails or refuses to perform fully its obligations or indemnifications under this Agreement, the Claimant shall have the right of offset with respect to any payments which are due or shall become due under this Agreement, the Acquisition Agreement or any other agreement between or among such party or the Claimant. The foregoing provisions of this Section 4.6 are permissive, and a failure by a Claimant to exercise its rights under this Section 4.6 shall not affect its right to indemnification under this Agreement.

         4.7. EXPENSES. Except as otherwise specifically provided in this Agreement, each party shall bear its own expenses incurred in connection with a Tax Liability Issue for which such party and its Affiliates are liable under this Agreement.



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                                    ARTICLE V

                     COOPERATION, ACCESS TO TAX INFORMATION,
                       CONFIDENTIALITY AND FURTHER ACTION

         5.1. ACCESS TO INFORMATION. After the Closing Date, each party shall, upon the request of the other party, in connection with the preparation by the parties of Tax Returns, Tax contests or for other Tax purposes as the other party shall reasonably request, (a) provide to the officers and other authorized representatives of the requesting party access, during normal business hours upon reasonable advance notice, to any premises, properties, files, books, records, documents and other information of the Stockholders (with respect to the Companies) or any of the Companies, (b) cause its officers to furnish to the requesting party and its authorized representatives any and all relevant financial, technical and operating data and other information pertaining to the Stockholders (with respect to the Companies) or any of the Companies that is regularly maintained by such party, (c) make available to the requesting party and its authorized representatives personnel to consult with such persons, and
(d) make available for inspection and copying by the requesting party at the requesting party's expense true and complete copies of any documents relating to the foregoing; provided, however, that the requesting party and its representatives shall not interfere with the other party's normal business operations. All such written information and records shall be provided in a reasonably timely manner following the receipt of a written request therefor from the requesting party.

         5.2. RECORD RETENTION. The Stockholders, on the one hand, and the Parent, on the other hand, shall retain, until the applicable statutes of limitations (including any waivers or extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all taxable periods or portions thereof ending after 1995 before or including the Closing Date and shall not destroy or otherwise dispose of any such records prior to four years after filing the applicable return without first providing the other party with a reasonable opportunity to review and copy the same.

         5.3. CONFIDENTIALITY. Each party shall hold, and shall use its best efforts to cause its Affiliates to hold, in strict confidence from any person (other than any such Affiliate), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party in connection with this Agreement or the transactions contemplated hereby, unless
(a) required to disclose any such information by judicial or administrative process or (b) disclosed in an action or proceeding brought by any party in pursuit of its rights or in the exercise of its remedies under this Agreement. Notwithstanding the foregoing, this Section 5.3 shall not apply to such documents or information that were (i) in the public domain through no fault of such receiving party, or (ii) later acquired by such receiving party from another source if such receiving party is not aware that such source is under an obligation to the other party to keep such documents and information confidential.



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         5.4.     FURTHER ACTION.

                  (a) Upon the terms and subject to the conditions of this Agreement, the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the matters contemplated by this Agreement and otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to their obligations under this Agreement.

                  (b) Upon request, each of the parties will use their reasonable best efforts to obtain any certificate or other document from the appropriate Tax Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the matters contemplated by this Agreement or the transaction contemplated by the Acquisition Agreement).

                  (c) Upon request, each of the parties will provide the other with all reasonable information that either party may be required to report pursuant to Code 6043 and the underlying Treasury Regulations.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1 ENTIRE AGREEMENT; ASSIGNMENT

                  (a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each other party hereto in their sole and absolute discretion. Any such assignment without the express written consent of the other parties shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of the obligations hereunder.

         6.2. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         6.3 NOTICES. All notices, requests, clause, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

         If to the Company:

                  Newmark Homes Corp.
                  1200 Soldiers Field Drive
                  Sugar Land, TX 77479
                  Attention:  Terry White
                  Facsimile Number: 281-243-0168
         with a copy to:

                  Brian Sokolik
                  Vinson & Elkins L.L.P.
                  2300 First City Tower
                  1001 Fannin Street
                  Houston, TX  77002-6760
                  Facsimile Number: 713-615-5618

         If to Parent:

                  Yannis Delikanakis
                  Technical Olympic USA, Inc.
                  c/o Technical Olympic S.A.
                  20 Solomou Street
                  Ana Kalamaki
                  Athens, Greece 17456
                  Facsimile Number: 011 301 9955586

         with a copy to

                  Brian Sokolik
                  Vinson & Elkins L.L.P.
                  2300 First City Tower
                  1001 Fannin Street
                  Houston, TX  77002-6760
                  Facsimile Number: 713-615-5618

         If to Stockholder or Pacific USA:

                  Pacific USA Holding Corp.
                  2740 North Dallas Parkway, Suite 200
                  Dallas, TX  75093-4705
                  Attention: Bill C. Bradley, CEO
                  Facsimile Number:  (972) 543-1501

         with a copy to:

                  Pacific USA Holdings Corp.
                  3200 Southwest Freeway, Suite 1220
                  Houston, TX  77027
                  Attention: General Counsel
                  Facsimile Number:  (713) 871-0155
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

         6.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the laws of another jurisdiction govern the internal affairs of any entity that is a party to this Agreement.

         6.5. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         6.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         6.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         6.8. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall have the right of specified performance and injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any United States or state court having competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity and all such rights and remedies shall be cumulative.

         6.9. MODIFICATION OR AMENDMENT. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding anything in this Agreement or any other agreement (including, for example, the Acquisition Agreement) to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and any other agreement, the provisions of this Agreement shall control.

         6.10. TERM. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by the parties or their successors.

         6.11. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         6.12. NO WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by both parties. The failure or delay of either party to require performance by the other party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such party in writing in accordance with the terms hereof. No waiver by either party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

         6.13. LATE PAYMENTS, INTEREST. Any late payment by any party hereto of any of its obligations under this Agreement shall bear interest at the rate of 10% per annum; provided, such rate shall not exceed the maximum non usurious rate permitted by applicable law.

         6.14. ARBITRATION. If the parties are unable to resolve any dispute relating to this Agreement, the matter must be taken to arbitration to resolve the dispute if requested by any party. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and shall take place in Harris County, Texas.


                            [Signature pages follows]

            [Signature Page " Tax Indemnity And Allocation Agreement]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


"THE COMPANY"

Newmark Homes Corp.


By: /s/ Lonnie M. Fedrick
   -------------------------------
Name: Lonnie M. Fedrick
     -----------------------------
Title: President
      ----------------------------


"STOCKHOLDER"

Pacific Realty Group, Inc.


By: /s/ Michael K. McCraw
   -------------------------------
Name: Michael K. McCraw
     -----------------------------
Title: President
      ----------------------------


"PACIFIC USA"

Pacific USA Holdings Corp.


By: /s/ Michael K. McCraw
   -------------------------------
Name: Michael K. McCraw
     -----------------------------
Title: Chief Financial Officer
      ----------------------------

       [Signature Page Continued " Tax Indemnity and Allocation Agreement]



"PARENT"


Technical Olympic USA, Inc.



By: /s/ Constantine Stengos
   ------------------------------------
Name: Constantine Stengos
     ----------------------------------
Title: President and Managing Director
      ---------------------------------